EXECUTION
                                                                            COPY

                  SIXTH AMENDMENT dated as of July 1, 2000 (the "Amendment") to REVOLVING CREDIT AGREEMENT dated as of June 2, 1997 ( as amended through the date hereof, the "Credit Agreement") between LESLIE FAY MARKETING, INC. (the "Borrower") and THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

                  WHEREAS, the Borrower and Liz Claiborne, Inc., a Delaware corporation ("Claiborne") entered into a Purchase Agreement dated as of February 15, 2000 (the "Claiborne Purchase Agreement"), pursuant to which (i) Claiborne sold to the Borrower certain assets of Claiborne and (ii) the Borrower assumed certain obligations of Claiborne, all on the terms and subject to the conditions contained in the Claiborne Purchase Agreement;

                  WHEREAS,  the  Borrower,  Cynthia  Steffe,  Inc.,  a New  York
corporation ("Steffe"), and Cynthia Steffe and Richard Roberts, each individually, entered into an Asset Purchase Agreement dated April 18, 2000 (the "Steffe Purchase Agreement"), pursuant to which: (i) Steffe sold to the Borrower substantially all of the assets of Steffe used in its business of manufacturing womens' apparel and (ii) the Borrower assumed certain of the obligations of Steffe, all on the terms and subject to the conditions contained in the Steffe Purchase Agreement;

                  WHEREAS, in connection with the transactions hereinabove described, the Borrower has requested CIT's consent to an increase in the amount of the Revolving Credit Commitment and to the modification of various terms and provisions contained in the Credit Agreement;

                  WHEREAS, CIT has agreed to increase the amount of the Revolving Credit Commitment and to make such modifications to the Credit Agreement, all on the terms and subject to the satisfaction of the conditions contained in this Amendment;

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION ONE AMENDMENT OF CREDIT AGREEMENT. Upon the satisfaction of the conditions contained in Section Two hereof, effective as of the date hereof, the Credit Agreement is hereby amended to provide as follows:

         (A) Section 1.01. Certain Definitions.
         --------------------------------------

             (i) The definition of the term Revolving Credit Commitment is deleted in its entirety, the following is substituted in lieu thereof, and the terms set forth below, and the definitions thereof, are added to Section 1.01 in the appropriate alphabetical order, as follows:

             "Claiborne" shall mean Liz Claiborne, Inc., a Delaware corporation, and its successors and assigns.

             "Claiborne Licensed Marks" shall mean, collectively, the following trademarks: "Liz Claiborne Dresses," "Liz Claiborne Petites Dresses," "Elisabeth Dresses" and "Elisabeth Petites Dresses" and such additional trademarks and trade names as may be used by the Borrower from time to time pursuant to a license from Claiborne, L.C. Licensing or any of their Affiliates.

             "Claiborne  Purchase  Agreement"  shall mean the Purchase
             Agreement, dated as of February 15, 2000, between the Borrower and Liz Claiborne, Inc.

             "Steffe Acquisition" shall mean the acquisition by the Borrower of substantially all of the assets of Steffe used in its business of manufacturing womens' apparel, all as more fully set forth in the Steffe Purchase Agreement.

             "Steffe Purchase Agreement" shall mean the Asset Purchase Agreement, dated April 18, 2000, among the Borrower, Steffe, Cynthia Steffe and Richard Roberts.

             "L.C. Licensing" shall mean L.C. Licensing, Inc., a Delaware corporation, and its successors and assigns.

             "Revolving Credit Commitment" shall mean the commitment of CIT to make Loans to the Borrower pursuant to Section 2.01(a) hereof in an aggregate principal amount not to exceed $52,000,000 at any time, as such amount may be reduced pursuant to the terms of this Agreement.

             "Steffe" shall mean Cynthia Steffe, Inc., a New York corporation, and its successors and assigns.

             "Steffe Licensed Marks" shall mean, collectively, all of the "Licensed Marks" as defined in the Licensing Agreement, dated as of May 10, 2000, by and between Cynthia Steffe and the Borrower, and such additional trademarks and tradenames as may be used by the Borrower from time to time pursuant to a license from Cynthia Steffe, Steffe or any of their Affiliates.

             (ii) Clause (x) of the definition of Eligible Accounts Receivable is deleted in its entirety, and the following is substituted in lieu thereof:

             "(x) the Account Debtor with respect thereto is not (A) also a supplier to or creditor of the Borrower or any other Obligor (excluding Account Debtors that are creditors solely as a result of

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

             chargebacks in the ordinary course of business), or (B) Claiborne, L.C. Licensing, or any of their respective Affiliates, unless any such Account Debtor described in clause (A) or (B) hereof has duly executed and delivered to CIT a letter, satisfactory to CIT, pursuant to which such Account Debtor waives its rights of set-off;"

             (iii) The definition of Eligible Accounts Receivable is further amended by (A) deleting the word "and" after clause (xii) thereof, (B) deleting the period at the end of clause (xiii) thereof and substituting in lieu thereof a semi-colon and the word "and" and (C) inserting the following clause (xiv) immediately after clause (xiii) thereof:

             "(iv) such Account Receivable did not arise in connection with the sale of Inventory (A) containing any of the Claiborne Licensed Marks or Steffe Licensed Marks or (B) shipped from a location leased and/or controlled by Claiborne, L.C. Licensing, Steffe or any of their respective Affiliates, unless Claiborne, L.C. Licensing or Steffe, as the case may be, has duly executed and delivered to CIT a letter, satisfactory to CIT, pursuant to which such Person has agreed that, in the event such Person receives any proceeds of such Accounts Receivable, such Person will promptly remit such proceeds to CIT."

             (iv) Clause (vii) of the definition of Eligible Inventory is deleted in its entirety, and the following is substituted in lieu thereof:

             "(vii) in the case of finished goods Inventory sold under or containing a licensed trademark (including, without limitation, the Claiborne Licensed Marks and the Steffe Licensed Marks), CIT and the licensor of such trademark (including, without limitation, L.C. Licensing, in the case of the Claiborne Licensed Marks, and Cynthia Steffe, in the case of the Steffe Licensed Marks) shall have entered into an agreement, in form and substance satisfactory to CIT, with respect to the rights of CIT to sell or otherwise dispose of such Inventory;"

             (v) The definition of Eligible Inventory is further amended by (A) deleting the word "and" after clause (viii) thereof, (B) deleting the period at the end of clause (ix) thereof and substituting in lieu thereof a semi-colon and the word "and" and (C) inserting the following clause (x) immediately after clause (ix) thereof:

             "(x) in the case of Inventory located at any premises leased and/or controlled by Claiborne or Steffe or any of their respective agents or Affiliates, CIT and Claiborne or Steffe, or such agent or Affiliate, as the case may be, and, if such premises are leased or sub-leased to Claiborne or Steffe, or such agent or Affiliate, CIT and the lessor of such premises, shall have entered into one or

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

             more agreements, in form and substance satisfactory to CIT, pursuant to which Claiborne, Steffe, such agent, such Affiliate, and/or such lessor, as the case may be, acknowledges the first priority security interest of CIT in such Inventory, agrees to waive or subordinate to CIT's security interest (which subordination shall include provisions for a prohibition on the exercise by Claiborne, Steffe, such agent, such Affiliate, and/or such lessor, as the case may be, of its remedies and a waiver of its right to require marshaling) any and all claims such Person may, at any time, have against such Inventory, whether for processing, storage or otherwise, agrees to permit CIT access to, and the right to remain on, such premises, for such period of time as CIT determines is necessary or desirable, so as to exercise CIT's rights and remedies and otherwise deal with such Inventory, agrees not to commingle such Inventory with any other property, and in the case of any Person who at any time has custody, control or possession of any bills of lading or other documents of title with respect to such Inventory, agrees to hold such bills of lading or other documents as bailee for CIT and to follow all instructions of CIT with respect thereto."

             (B) SECTION 3.01. LETTERS OF CREDIT. Section 3.01 (a)(i) is amended by deleting the first two sentences thereof, and by substituting the following in lieu thereof:

             "No documentary Letter of Credit may have a tenor of more than 90 days from the date of issuance, and no standby Letter of Credit may have a tenor of more than 365 days from date of issuance, provided, however, that no Letter of Credit may have a final expiry date which is later than five Business Days before the applicable Maturity Date, unless it is cash collateralized in a manner satisfactory to CIT, and provided, further, that one or more documentary Letters of Credit, to be issued in connection with transactions between the Borrower and suppliers, vendors or contractors that deal with inventory which bears a Claiborne Licensed Mark, having an aggregate maximum amount available to be drawn thereunder not in excess of $5,000,000 at any time, may be issued with tenors of more than 90 days, but in no event more than 180 days. The aggregate Letter of Credit Exposure shall not exceed $30,000,000, of which not more than $5,000,000 may be Letter of Credit Exposure with respect to Standby Letters of Credit; provided, however, that the calculation of such $5,000,000 limit shall exclude the Letter of Credit Exposure with respect to the "Warren Apparel Stand-by L/C", as such term is defined in Section Three of the Third Amendment, dated as of October 27, 1998, to this Agreement."

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

             (C) SECTION 10.05. LOANS, ADVANCES AND INVESTMENTS. Section 10.05 is amended by (A) deleting clause (a) thereof and substituting the following in lieu thereof, (B) deleting the word "and" after clause (d) thereof, (C) deleting the period at the end of clause (e) thereof and substituting in lieu thereof a semi-colon and the word "and" and (D) inserting the following clause (f) immediately after clause (e) thereof:

             "(a) loans to the Parent, all of the proceeds of which are lent simultaneously by the Parent to Dominick Felicetti and to each of the Designated Officers (each, including Dominick Felicetti, a "senior manager") in the following original principal amounts: (I) John Pomerantz
             - $1,176,666,  (II) John Ward - $1,115,521,  (III) Warren
             Wishart - $675,963 and (IV) Dominick Felicetti - $675,963, provided that (i) the proceeds of such loans by the Parent to each of the Designated Officers (each a "stock acquisition loan") are used to fund the acquisition of shares of capital stock of the Parent,
             (ii) such shares shall be owned or controlled, beneficially and of record, by the senior manager to whom such stock acquisition loan shall be made, (iii) on the date any such stock acquisition loan is made, no Event of Default, or event which with notice and/or passage of time would constitute an Event of Default, shall have occurred and be continuing, and (iv) concurrently with the making of such stock acquisition loan, the shares of capital stock of the Parent acquired with the proceeds thereof shall be pledged and assigned to the Parent as collateral security for the repayment of such stock acquisition loan, and the Parent shall pledge and assign to CIT, and deliver to CIT, the promissory note evidencing the indebtedness incurred by the applicable senior manager in connection with such stock acquisition loan, together with the stock certificates evidencing such shares of stock, as collateral security for all obligations, liabilities and indebtedness of the Parent to CIT arising under the Guaranty executed by the Parent, dated as of June 2, 1997, as amended, in favor of CIT (it being understood that to the extent that the shares of capital stock so acquired are subsequently sold or transferred for cash and a portion of the proceeds of such stock are remitted to the Borrower in accordance with the applicable stock acquisition loan to repay the principal of the loan from the Borrower to the Parent, the proceeds of which were used to fund such stock acquisition loan, CIT shall promptly release its lien on and security interest in the Parent's security interest in the shares of capital stock so sold or transferred);"

             "(f) a loan made to Cynthia Steffe, or to her and her husband, Richard Roberts, jointly, in a principal amount not to exceed the original principal amount of that certain promissory note payable to the order of the Borrower executed by one or both of such individuals, dated on or about May 10, 2000 (the "Steffe Closing

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

             Date"), provided, that (i) the interest rate applicable to such loan shall at all times be equal to the applicable federal funds rate; (ii) the payment of all outstanding principal of, and interest accrued on, such loan shall become due no later than the tenth (10th) anniversary of the Steffe Closing Date; (iii) amounts repaid with respect to such loan may not be reborrowed,
             (iv) the terms of such loan shall provide that it shall be immediately due and payable upon the termination of Cynthia Steffe's employment with the Borrower; (v) on the date such loan is made, no Event of Default, or event which with notice and/or passage of time would constitute an Event of Default, shall have occurred and be continuing; and (vi) the terms of such loan shall require that (A) the entire amount of any severance payment due under any employment agreements or contracts entered into between the Borrower and Cynthia Steffe and/or Richard Roberts or (B) the amount of any distribution (to the extent required pursuant to the applicable document or agreement executed in connection with the Steffe Purchase Agreement, as in effect on the date of execution thereof) from any profit-sharing or other retirement or similar benefit plans of the Borrower or any of its Affiliates, in which Cynthia Steffe or Richard Roberts participates, or to which either of them is entitled to the benefits, be applied first, to pay in full all then outstanding principal and interest on such loan."

             (D) SECTION  10.06.  DIVIDENDS AND RELATED  DISTRIBUTIONS.  Section
10.06 is deleted in its entirety, and the following is substituted in lieu thereof:

             "10.06. The Borrower shall not declare, make, pay or agree to pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of shares of its capital stock or on account of the purchase, redemption, retirement or acquisition of any shares of capital stock (or warrants, options or rights therefor), provided, however, that, in addition to amounts paid by the Borrower on or prior to the Fifth Amendment Closing Date as dividends or to repurchase stock, the Borrower shall be permitted to declare and pay dividends or repurchase stock so long as the amount to be declared and paid as a dividend or the amount to be paid to repurchase stock, as the case may be, together with all such amounts theretofore paid after the Fifth Amendment Closing Date, shall not exceed, in the aggregate, the sum of $2,000,000 plus, if and to the extent that the Net Income of the Parent, calculated on a cumulative basis for the period commencing with the fiscal quarter during which the Fifth Amendment Closing Date occurs and ending with the fiscal quarter preceding any date of determination, exceeds
             $1,000,000, an amount equal to (x) one-half of such cumulative Net Income in excess of $1,000,000 minus (y) all amounts after the Fifth

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

             Amendment   Closing  Date  and  prior  to  such  date  of
             determination distributed as dividends or paid to repurchase stock (including amounts so distributed or paid pursuant to the $2,000,000 basket hereinabove provided), provided further that (a) at the time of, and after giving effect to, any such payment of dividends or repurchase of stock, no Event of Default shall have occurred and be continuing and (b) solely for purposes of determining the Borrower's compliance with this covenant, the calculation of such Net Income shall exclude negative goodwill, and provided further that any amounts which the Borrower may loan or advance to the Parent pursuant to
             Section 10.05 (a) may instead be distributed to the Parent, or otherwise paid to the Parent as a dividend, but without duplication of any amounts so loaned or advanced."

             (E) SECTION 10.20. CAPITAL EXPENDITURES. Section 10.20 is deleted in its entirety, and the following is substituted in lieu thereof:

             "10.20 Capital Expenditures. The Borrower shall not make Capital Expenditures in an amount greater than (a) $4,000,000 in the aggregate for the fiscal year ending in December 2000 and (b) $2,500,000 in the aggregate for the fiscal year ending in December 2001, and for each fiscal year thereafter, provided, however, that if the aggregate amount of Capital Expenditures actually made during any such fiscal year (or lesser period, if applicable) shall be less than the limit with respect thereto set forth above (such limit, without giving effect to any increase therein pursuant to this proviso, the "base amount"), then the amount of such short fall (the "rollover amount") may be added to the amount of Capital Expenditures permitted to be made for the immediately succeeding fiscal year, provided, further, that any Capital Expenditures made during any fiscal year for which any rollover amount shall have been so added shall be applied first, to the base amount for such year and second, to the rollover amount added to such fiscal year."

             (F) SCHEDULE 1.01 A. Schedule 1.01 A to the Credit Agreement is deleted in its entirety and Schedule 1.01 A to this Amendment is substituted in lieu thereof.

             SECTION TWO --CONDITIONS PRECEDENT. This Amendment shall become effective on the date when all of the following conditions, the satisfaction of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred:

             (A) CIT shall have received a fully executed counterpart or original of this Amendment, including revised Schedule 1.01 A to the Credit Agreement;

             (B) CIT shall have received the Second Amended and Restated Promissory Note, substantially in the form annexed hereto as Exhibit A, executed by the Borrower;

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

             (C) CIT shall have received a fully executed counterpart or original of a Confirmation of Continuing Secured Guaranties, executed in favor of CIT by each Guarantor, substantially in the form annexed hereto as Exhibit B;

             (D) CIT shall have received a Certificate of the Secretary of the Borrower (1) relating to the adoption of the resolutions of the Board of Directors of the Borrower, approving this Amendment and the other documents executed or to be executed by the Borrower in connection herewith and in connection with the Claiborne Purchase Agreement and the Steffe Purchase Agreement and (2) certifying that since June 4, 1997, no amendment or modification to the certificate of incorporation and by-laws of the Borrower has been made, and further certifying the names and incumbency of officers of the Borrower authorized to sign this Amendment and the other documents to be executed in connection herewith and the validity of the signatures of such officers;

             (E) CIT shall have received a Solvency Certificate from the chief financial officer of the Parent and the Borrower;

             (F) CIT and its counsel shall have received copies of the definitive Claiborne Purchase Agreement and the Steffe Purchase Agreement and all ancillary documents relating thereto, each as executed;

             (G) CIT shall have received, in form and substance satisfactory to CIT, a collateral assignment of all of the Borrower's rights under each of the Steffe Purchase Agreement and the Claiborne Purchase Agreement;

             (H) Upon the effectiveness of this Amendment, all representations and warranties set forth in this Amendment and in the Credit Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date) shall be true and correct in all material respects on and as of the effective date hereof;

             (I) No event or development shall have occurred since the date of delivery to CIT of the most recent financial statements of the Parent and its Subsidiaries which event or development has had or is reasonably likely to have a Material Adverse Effect;

             (J) All corporate and legal proceedings and all documents and instruments executed or delivered in connection with this Amendment shall be satisfactory in form and substance to CIT and its counsel;

             (K) There shall be no action, suit or proceeding pending or threatened against the Borrower before any court (including any bankruptcy court), arbitrator or governmental or administrative body or agency which challenges or relates to the consummation of the transactions contemplated by the Steffe Purchase Agreement or the other transactions contemplated herein;

             (L) CIT shall have received payment for its own account of a closing fee in the amount of $200,000, which shall be payable in cash and which, when paid, shall be deemed to be fully earned and non-refundable;

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

             (M) CIT shall have received a legal opinion from the firm of Parker Chapin LLP, in form and substance satisfactory to CIT and its counsel, and such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of CIT and its counsel to carry out the provisions and purposes of this Amendment;

             (N) CIT and its counsel shall have received and reviewed to their satisfaction results of UCC searches performed with respect to (i) any new locations set forth in revised Schedule 1.01A to the Credit Amendment,(ii) the assets of Steffe purchased by the Borrower pursuant to the Steffe Purchase Agreement; and (iii) the assets of Claiborne purchased by the Borrower pursuant to the Claiborne Purchase Agreement;

             (O) CIT shall have received evidence, satisfactory to it, that the Borrower has obtained adequate insurance, in accordance with the terms of the Credit Agreement, for each of the locations set forth in revised Schedule 1.01 A to the Credit Agreement; and

             (P) CIT shall have received such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of CIT and its counsel to carry out the provisions and purposes of this Amendment.

             SECTION  THREE   -REPRESENTATIONS  AND  WARRANTIES.   The  Borrower
represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to CIT that:

             (A) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Amendment, and the instruments, agreements, documents and transactions contemplated hereby, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

             (B) No consent of any Person (including, without limitation, stockholders or creditors of the Borrower or creditors of the Parent, as the case may be) other than CIT, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby, except for such consents which have been obtained;

             (C) This Amendment has been duly executed and delivered on behalf of the Borrower by its duly authorized officer, and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

             (D) The Borrower is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to the Borrower, or (ii) cause a violation by the Borrower, of any order or decree of any court or government instrumentality applicable to it, or
(iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which the Borrower is a party or by which it may be bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of the Borrower, except in favor of CIT, to secure the Obligations, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of the Borrower;

             (E) No Event of Default, or event which with notice and/or passage of time would constitute an Event of Default, has occurred and is continuing; and

             (F) Since the date of CIT's receipt of the financial statements of the Parent and its Subsidiaries on a consolidated and consolidating basis for the annual period ended on January 1, 2000, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

             SECTION FOUR -GENERAL PROVISIONS.

             (A) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

             (B) All references in the Related Documents and Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Credit Agreement to "this Agreement," "hereof," "herein," or similar terms, shall mean and refer to the Credit Agreement as amended by this Amendment.

             (C)  This   Amendment  may  be  executed  by  the  parties   hereto
individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

             (D) This Amendment shall be governed and controlled by the laws of the State of New York without reference to its conflict of law principles.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                 LESLIE FAY MARKETING, INC.

                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 THE CIT GROUP/COMMERCIAL  SERVICES, INC.

                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                                                       EXHIBIT A
                                                                       ---------

                           SECOND AMENDED AND RESTATED
                                 PROMISSORY NOTE

$52,000,000                                               Date of Original Note:
New York, New York                                            as of June 2, 1997

                                               Date of Amendment and Restatement
                                        of Original Note: as of October 27, 1998

                                            Date of Amendment and Restatement of
                                                Amended Note: as of July 1, 2000


                  FOR VALUE RECEIVED, LESLIE FAY MARKETING, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT") on or before the Maturity Date (as defined in the Agreement referred to below), and at such earlier dates as may be required by the Agreement, the lesser of (i) the principal sum of FIFTY-TWO MILLION DOLLARS ($52,000,000) or (ii) the aggregate unpaid principal amount of all Loans made by CIT to the Borrower pursuant to the Agreement. The Borrower further promises to pay to the order of CIT interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

                  This Second Amended and Restated Promissory Note constitutes an amendment and restatement of the Amended and Restated Promissory Note, dated as of October 27, 1998, in a principal amount of $42,000,000, issued by the Borrower and payable to CIT (the "Amended Note"). The Amended Note constituted an amendment and restatement of the "Note" (the "Original Note") referred to in the Revolving Credit Agreement dated as of June 2, 1997 by and between the Borrower and CIT (as the same may be amended, modified or supplemented from time to time, the "Agreement"). This Second Amended and Restated Promissory Note is entitled to the benefits of the Agreement, which, among other things, provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

                  This Second Amended and Restated Promissory Note is secured by and is entitled to the benefits of the liens and security interests granted by the Agreement and the other Related Documents referred to in the Agreement, and is further entitled to the benefits of the security agreements, guarantees and other Related Documents referred to in the Agreement.

                  The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Second Amended and Restated Promissory Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

                  This Second Amended and Restated Promissory Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles. This Second Amended and Restated Promissory Note amends and restates in its entirety the Amended Note, which amended and restated in its entirety the Original Note, but no novation or cancellation of the indebtedness evidenced by the Amended Note or the Original Note has been created by virtue of this amendment and restatement, and none is intended or implied. The Borrower hereby confirms and reaffirms that all such indebtedness continues to be owing by it in accordance with the terms of the Agreement.

                                    LESLIE FAY MARKETING, INC.

                                    --------------------------------------------
                                    By:    Warren Wishart
                                    Title: Senior Vice President
                                           Chief Financial Officer and Treasurer

                                                                       EXHIBIT B
                                                                       ---------

                     THE CIT GROUP/COMMERCIAL SERVICES INC.
                           1211 Avenue of the Americas
                            New York, New York 10036


                                                              As of July 1, 2000

The Leslie Fay Company, Inc.
Leslie Fay Licensing Enterprises Corp.
1412 Broadway
New York, NY 10018

                Re: Confirmation of Continuing Secured Guaranties
                -------------------------------------------------

Gentlemen:

                  Reference is made to the separate instruments of guaranty, each dated as of June 2, 1997, executed by each of you in favor of The CIT Group/Commercial Services, Inc. (the "Lender") (each a "Guaranty" and collectively the "Guaranty"). Terms which are capitalized herein and not otherwise defined shall have the meanings ascribed to them in the Guaranty.

                  By  your  signature   below,  you  each  hereby  confirm  your
acknowledgment of and agreement with the following:

                  1. Concurrently with the execution of this letter agreement, the Lender and Leslie Fay Marketing, Inc. (the "Borrower") are entering into the Sixth Amendment to the Credit Agreement (the "Sixth Amendment"), pursuant to which, among other things, the Revolving Credit Commitment (as defined in the Credit Agreement) shall be increased to $52,000,000.

                  2. In conjunction with the execution of the Sixth Amendment, the Amended and Restated Promissory Note, dated October 27, 1998, in the principal amount of $42,000,000, evidencing the indebtedness of the Borrower under the Credit Agreement, will be amended and restated in full, in the form of a Second Amended and Restated Promissory Note in the principal amount of $52,000,000 (the "Second Amended and Restated Note").

                  3. The term "Obligations", as set forth in the Guaranty, means and includes all Obligations evidenced by, arising under or relating to (a) the Second Amended and Restated Note and (b) the Credit Agreement, as heretofore amended, as amended pursuant to the Sixth Amendment, and as the same may be hereafter amended from time to time.

                  4. Each of you continues to be liable for the payment and performance of all Obligations, in accordance with the terms of the Guaranty, and the Guaranty executed by each of you continues to be valid and binding upon each of you, respectively, and enforceable against each of you, respectively, in accordance with its terms.

                  5. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to conflicts of law principles thereof. If the foregoing is in accordance with your understanding, kindly sign in the space below to so indicate.

                                         Very truly yours,

                                         THE CIT GROUP/COMMERCIAL
                                         SERVICES INC.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:
Acknowledged and Agreed:

THE LESLIE FAY COMPANY, INC.

By:
   ----------------------------
       Name:
       Title:

LESLIE FAY LICENSING
ENTERPRISES CORP.

By:
   ----------------------------
       Name:
       Title:

                                 Schedule 1.01A

                           Leslie Fay Marketing, Inc.
                          Domestic Inventory Locations

                          [to be supplied by Borrower]